SOFTWARE LICENSE AGREEMENT

     This Software License Agreement ("Agreement") is made as of the 9th day of May, 1997 (the "Effective Date") by and between Godot Soft, L.L.C., a New Jersey limited liability company, with principal offices located at 378 Schuyler Avenue, Kearny, New Jersey 07032 ("Licensor"), PhoneTime, Inc, a New York corporation, with principal offices located at 30-50 Whitestone Expressway, Flushing, New York 11354 ("Licensee"), and Joseph Pannullo ("Pannullo").

                                 RECITALS

     Licensor and Pannullo have developed and Licensor has the right to license the Licensed Software and Licensed Documentation (as defined herein) and the Licensed Documentation (as defined herein) for the Licensed Software, and Licensee desires to acquire a license to exercise certain license rights with respect to the Licensed Software and Licensed Documentation under the terms and conditions set forth herein.

     In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                               AGREEMENTS

1.     DEFINITIONS

     The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

     1.1 "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, any Person owning at least 51 percent of the outstanding voting securities of another Person shall be deemed to control such Person.

     1.2 "Claims" means any claims, counterclaims, cross claims, and the like for monetary or injunctive relief in respect of any alleged or proven injury (including bodily injury or death) in or before any court, administrative agency, or other forum having the legal power to adjudicate disputes, and any and all demands not yet matured into one or more of the foregoing.
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     1.3     "Defending Party" means a Party who is under an obligation under this Agreement to defend against a Claim.

     1.4 "Derivative Work(s)" means: (i) for Licensed Products subject to copyright or mask work right protection, any work which is based upon one or more pre-existing Licensed Products, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation, or any other form in which such pre-existing Licensed Products may be recast, transformed or adapted; (ii) for patentable or patented Licensed Products, any improvement patent which is based upon access to the Source Code of the pre-existing Licensed Products; and (iii) for Licensed Products subject to trade secret protection, any new material, information, or data derived from the Licensed Products, including new material which may be protectable by copyright, patent or other proprietary rights, and with respect to all of the above, the preparation, use, and/or distribution of which, if prepared without authorization of the owner of the copyright in such Licensed Products, would constitute a copyright, patent, or trade secret infringement.

        1.4 "Intellectual Property Rights" means all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, all (i) patents, patent applications, and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this section and any other proprietary rights relating to intangible property (other than trademark, trade dress, or service mark rights); and (v) divisions, continuations, renewals, reissues, and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

     1.5 "Licensed Products" means collectively, the Licensed Software, the Licensed Documentation and the Related Technology.

     1.6 "Licensed Software" means the Source Code and Software Design Specifications specified on Exhibit A, as amended from time to time, together with all revisions and updates thereto, which is provided by Licensor to Licensee to enable Licensee to implement and further develop the PhoneTime Products.

     1.7 "Licensed Documentation" means all textual and or graphic material, perceivable directly by humans and/or with the aid of a device or machine, relating to the Licensed Software.

     1.8 "Licensee's Business" means the business conducted by the Licensee or any Affiliate thereof.

     1.9 "Licensee's Field of Use" means on-line rating and billing systems for debit and credit calling cards, 10XXX and 101XXXX, 1+, 011+, prepaid cellular and international callback telecommunications services and for electric marketing and resale.
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     1.10     "Licensor's Field of Use" means video and Internet transmission on-line rating and billing services.

      1.11 "Loss or Expense," in connection with an indemnity obligation, encompasses any and all losses, damages, costs, and expenses, of every kind, nature, and description, including costs of court and reasonable attorneys' fees and disbursements (limited as set forth below), that is or are based upon, arising out of, or otherwise in respect of a specified matter. If, however, a Defending Party is defending an indemnitee against a Claim, then the term "Loss or Expense" in respect of such Claim includes attorneys' fees and disbursements incurred by separate counsel for the indemnitee if (and only if) the respective interests of the indemnitee and Defending Party with respect to the Claim are shown to be sufficiently disparate that the Defending Party's counsel is or should be disqualified from representing the indemnitee in connection with such defense.

     1.12 "Material," with respect to a particular matter, means that the matter is shown to affect adversely (a) the rights and benefits of the other Party under this Agreement; or (b) the ability of the other Party to perform its obligations hereunder, in either case to such a degree that a reasonable person in the management of his or her own affairs would be more likely than not to decline to enter into this Agreement in view of the matter in question.

     1.13     "Party" means a party to this Agreement.

        1.14 "Person" means a natural person, a corporation (for profit or not-for- profit), an association, a partnership (general or limited), a joint venture, a trust, a government or political department, subdivision, or agency, or any other entity.

     1.15 "PhoneTime Products" means all Derivative Works developed by or on behalf of Licensee for any use whatsoever, including but not limited to use in Licensee's Field of Use; provided, however, that PhoneTime Products may not include any use or application of Derivative Works in connection with products in the Licensor Field of Use.

     1.16 "Protected Party" means a Party who is entitled to defense by a Defending Party under this Agreement.

     1.17 "Related Technology" means the trade secrets, know-how, inventions, techniques and processes concerning the hardware designs, simulation models, interactive voice response technology, system architecture specifications, algorhythms, data structures and programming methods upon which the Licensed Software is based and/or which are contained or embodied therein, which are disclosed or provided to Licensee by Licensor for the purpose of implementing the Licensed Software in which Licensee has Intellectual Property Rights.

     1.18 "Software Design Specifications" means specifications and other written materials that relate to particular Source Code, including materials useful for design (for example, logic manuals, flow charts, data structures, and principles of operation), and machine-readable text or graphic files
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subject to display or print-out, all as referenced in Exhibit A of this
Agreement and as delivered hereunder.

        1.19 "Source Code" means a complete copy of the source code for the Licensed Software, in machine readable and human readable form, and all related documentation, including, but not limited to, explanatory notes, programmer comments, descriptive program materials such as program descriptions, flow charts, design documents, functional and performance specifications and other documentation used with such source code.

      1.20 "Upgrade Version" means a version of the Licensed Software that incorporates additional capability or functionality and that is distributed to Licensee without charge. Any copy of an Upgrade Version provided by Licensor will be deemed to be Licensed Software.

        1.21 Terms generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections and Exhibits shall be deemed references to Sections and Exhibits to this Agreement unless the context shall otherwise require. Any term defined elsewhere in this Agreement shall have the meaning set forth in that definition wherever the term is used herein, except as otherwise provided or as the context shall otherwise require.

2.      LICENSE GRANT

     2.1      License Rights Granted.

     Subject to the provisions of this Agreement, and in consideration of the license to Derivative Works described in Section 17.3 and the remuneration to be paid by Licensee to Licensor hereunder, Licensor hereby grants Licensee a non-exclusive, license under Licensor's copyrights, trade secrets and know-how embodied in the Licensed Products, to prepare and have prepared Derivative Works thereof, and to reproduce, modify, perform and use the Licensed Products on equipment that is owned, used, operated or controlled by Licensee or an Affiliate on equipment located within the United States, Canada, Puerto Rico or the US Virgin Islands (the "Territory") for the purpose of developing and using the PhoneTime Products. Licensor understands and agrees that Licensee will incorporate the Licensed Software into PhoneTime Products, and further, the parties agree that Licensee shall retain full ownership and title to all of the Derivative Works of the Licensed Software that are created by or on behalf of Licensee pursuant to its license rights hereunder, subject to the license granted to Licensor with respect to Derivative Works set forth in
Section 17.3.

     2.2      Scope of License Grant.

          2.2.1 During the four years immediately following the Effective Date, the License granted by Licensee in Section 2.1 shall be exclusive to Licensee with respect to Licensed Products for use on servers operating under Windows NT in Licensee's Field of Use with respect to telephone equipment
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located within the Territory.   Licensor acknowledges that Licensee may wish
to designate either an offshore site or sites for the equipment that is outside the United States and Licensee agrees that its consent to such designation shall not be unreasonably withheld or delayed.

          2.2.2 (a) Licensor may license the Licensed Products outside the United States.

               (b) Licensee may not sublicense the Licensed Products and may not use the Licensed Products or Derivative Works outside the Territory or in the Licensor's Field of Use.

     2.3      Title to Licensed Products.   The License does not include a
grant to Licensee of any ownership right, title, or interest, nor any security interest or other interest, in the Licensed Products. Licensee acknowledges that Licensor owns all right, title and interest in and to all aspects of the Source Code, including all trade secrets and copyrights pertaining thereto and that this Agreement conveys to Licensee only a limited right of use that is revocable in accordance with the provisions of this Agreement. Licensee agrees that, except for the rights of use granted in this Agreement, it does not have and shall not assert any right, title, or interest in or to Licensed Products.

     2.4. Term of License. The License shall be perpetual unless terminated in accordance with Section 13.

     2.5 As soon as practicable after the Effective Date, Pannullo shall train at least one person designated by Licensee in the use and operation of the Licensed Products.

3.      LICENSE FEE

     3.1 The fee for the License (the "License Fee") shall be ONE MILLION DOLLARS ($1,000,000), to be paid as follows:

               (a) $350,000.00 by wire transfer from Licensee to Licensor of immediately available funds on the Effective Date; and

               (b) the delivery of a non-interest bearing promissory note in the form attached hereto as Exhibit B (the "Note") in the amount of $650,000.00 payable in ten (10) equal monthly installments commencing ninety
(90) days after the Effective Date.

4.      DELIVERY OF LICENSED PRODUCTS AND INSTALLATION

     4.1 Licensor will deliver the Licensed Products to Licensee, at Licensee's address set forth above, upon execution of this Agreement. Licensor shall be solely responsible for the payment of all shipping and handling charges associated with delivery of the Licensed Products. The Licensed Products shall be delivered to Licensee f.o.b. Licensee's place of business, and Licensor shall assume all risk of loss therefor prior to such delivery to Licensee.
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      4.2     All installation of the Licensed Software for use by Licensee will be by, and at the sole expense of, Licensee.

5.     [Intentionally omitted.]

6.     REPRESENTATIONS AND WARRANTIES BY LICENSOR AND PANNULLO

     6.1 Licensor and Pannullo jointly and severally represent and warrant to Licensee as follows:

          (a) The Licensor is duly organized and subsisting under the laws of the jurisdiction of its formation;

          (b) The Licensor has full power and authority to enter into this Agreement and to grant the License granted by this Agreement to Licensee;

               (c) The execution and or performance of this Agreement does not and will not violate or interfere with any other agreement of the Licensor or Pannullo, which violation or interference would have a Material adverse effect on the Licensor;

               (d) The Licensor or Pannullo will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement and have a Material adverse effect on Licensee;

               (e) The Licensor or Pannullo is not presently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other Person to file such an involuntary petition against it;

               (f) The Licensor or Pannullo is not presently the subject of, nor the proponent of, any Claim that would have a Material adverse effect on the Licensee;

               (g) The Person executing this Agreement on behalf of the Licensor has actual authority to bind the Licensor to this Agreement;

          (h) Neither the Licensed Products nor the grant of the licenses granted under this Agreement infringe or violate any copyright or trade secret rights of any third party. Licensee acknowledges that there may be one or more existing patents whose holders claim that the use of the Licensed Products infringes their patent rights.

7.     REPRESENTATIONS AND WARRANTIES BY LICENSEE

     7.1     Licensee represents and warrants to Licensor as follows:

             (a) The Licensee, is duly organized and subsisting under the laws of the jurisdiction of its incorporation;

             (b) The Licensee has full power and authority to enter into this Agreement;
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             (c)      The execution and or performance of this Agreement does
not and will not violate or interfere with any other agreement of the Licensee, which violation or interference would have a Material adverse effect on the Licensee;

             (d) The Licensee is not a party to any agreement calling for the payment to, or receipt from, any third party by the Licensee of any commission, gratuity, "kickback," or other similar thing or amount in consideration of the Licensor's entry into this Agreement;

             (e) The Licensee is not presently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other Person to file such an involuntary petition against it;

             (f) The Licensee is not presently the subject of, nor the proponent of, any Claim that would have a Material adverse effect on the Licensor;

             (g) The Person executing this Agreement on behalf of the Licensee has actual authority to bind the Licensee to this Agreement; and

             (h) Concurrently with the execution of this Agreement, Licensee has delivered to Licensor copies of the most recent regularly prepared financial statements of Licensee, dated March 31, 1997, which fairly present Licensee's financial condition at the date of the balance sheet contained therein and the results of its operations for the period covered by the profit and loss statement contained therein.


8.     LICENSED PRODUCT WARRANTY

     8.1 Licensor and Pannullo jointly and severally warrant to Licensee as follows (the "Licensed Product Warranty"):

          (a) Under normal use and service, the media on which the Licensed Software is delivered shall be free from defects in material and workmanship (the "Physical Media Warranty");

          (b) The Licensed Products as delivered and installed by Licensor are capable of operating in conformance with the current functional and operation characteristics of the Licensed Products as described in the Licensor's current published product description and documentation true and complete copies of which will be delivered with ten (10) days of the Effective Date.

          (c) No copy of the Licensed Products provided to Licensee by Licensor contains or will contain any Self-Help Code (as defined below) nor any Unauthorized Code (as defined below) inserted or incorporated by Licensor, Pannullo or any corporation Pannullo controls or, to Pannullo's knowledge, any third party. This warranty is referred to in this Agreement as the "No Surreptitious Code Warranty." As used in this Agreement, "Self-Help Code"
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means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a Licensee of the program. As used in this Agreement, "Unauthorized Code" means any virus, Trojan horse, worm, or other software routines of hardware equipments designed to permit unauthorized access, to disable, erase, or otherwise use or harm software, hardware, or data or to perform any other such actions. The term Unauthorized Code does not include Self-Help Code.

     8.2 Subject to the limitations set forth in this Agreement, Licensor will defend Licensee against any Claim, and indemnify Licensee against any Loss or Expense, arising out of any previously proved breach of the No Surreptitious Code Warranty.


9.      LICENSED PRODUCT WARRANTY LIMITATIONS

     9.1 Except as may be expressly agreed in writing by Licensor, the Licensed Product Warranty does not apply to: (a) any copy of the Licensed Software that is modified by any Person other than Licensor, without the prior authorization of Licensor; nor (b) use of the Licensed Software other than in accordance with the most current operating instructions provided by Licensor; nor (c) defects caused by negligence of Licensee or any other Person except Licensor.

     9.2 For a period of six (6) months from the date of this Agreement (the "Acceptance Period"), Licensor, Pannullo and Licensee shall use their commercially reasonable efforts to incorporate the Licensed Products into Licensee's equipment and to test the Licensed Products to determine whether the Licensed Products enable Licensee to process 2688 calls simultaneously and account and report for such calls on a post processed basis (at least daily), in accordance with customary industry standards for quality and reliability (the "Acceptance Standard"). In the event that the Licensed Products fail to meet the Acceptance Standard, as determined in good faith by Licensee, prior to the end of the Acceptance Period, Licensee's obligation to make payments under the Note shall be reduced in accordance with, and Licensee shall be permitted to exercise certain rights set forth in that certain Option Agreement of even date herewith between Licensee and Pannullo. In the event that the Licensed Products are installed into Licensee's equipment and ready for testing, but Licensee fails to perform the test prior to the date that is four (4) months from the date of this Agreement, the Acceptance Period (and Licensee's rights during the Acceptance Period) shall be extended through the date that is sixty (60) days from the date of the first test. Provided that the Licensed Products meet the Acceptance Standards prior to the end of the Acceptance Period, the Licensed Product Warranty shall terminate at the end of the Acceptance Period. Any improvements or enhancements to the Licensed Products during the Acceptance Period shall be deemed incorporated into the Licensed Products and shall not be deemed Derivative Works.

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     9.3.      Disclaimer of Other Warranties And Representations.

     LICENSOR AND PANNULLO DISCLAIM ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE LICENSED SOFTWARE OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

10.      DEFENSE OF INFRINGEMENT CLAIMS BY THIRD PARTIES.

     10.1 Licensor, at its own expense and subject to the terms and conditions of this Section 10, will defend any and all Claims brought against Licensee by third parties that use by Licensee of the Licensed Products in accordance with the terms of this Agreement constitutes infringement, misuse or misappropriation of any Intellectual Property Right under the laws of the United States or any of its states (excluding any Claims asserted by holders of patents unrelated to Licensor or Pannullo that the use of the Licensed Products by Licensee infringes their patent rights).

     10.2     Conditions for Licensor Defense.

     To be entitled to Defense by Licensor against a third-party Intellectual Property Right Claim:

          (a) Licensee shall promptly advise Licensor of the existence of the Claim upon learning of the assertion of the Claim against Licensee (whether or not litigation or other proceeding has been filed or served); and

               (b) Licensee shall permit Licensor to have the sole right to control the defense and or settlement of all such Claims, in litigation or otherwise, so long as no such settlement adversely affects Licensee's ability to exercise the rights granted to Licensee hereunder pursuant to the License and Licensor demonstrates to Licensee's reasonable satisfaction Licensor's financial capacity to defend such Claims.

     10.3     Infringement Injunctions Obtained by Third Parties.

     If a third-party Intellectual Property Right Claim, of which Licensor was notified in accordance with this Section 10, is sustained in a final judgment from which no further appeal is taken or possible, and such final judgment includes an injunction prohibiting Licensee from continued use of the Licensed Products or portions thereof, then Licensor shall, in its sole election and at its expense: (a) procure for Licensee the right to continue to use the Licensed Products pursuant to this Agreement; or (b) replace or modify the Licensed Software to make it noninfringing while being capable of performing the same function.

        10.4     Licensor Responsibility for Infringement Monetary Awards.

     If a third-party Intellectual Property Right Claim, of which Licensor was notified in accordance with this Section 10, is sustained in a final judgment from which no further appeal is taken or possible, then Licensor will pay or
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otherwise satisfy any monetary  award entered against Licensee as part of such final judgment to the extent that such award is adjudged in such final judgment to arise from such infringement.

     10.5 Licensee shall indemnify Licensor against any Loss or Expense resulting from Claims asserted by holders of patents (unrelated to Licensor or Pannullo) that Licensee's use of the Licensed Products infringed their patent rights; provided, however, that Licensor shall not be entitled to indemnification hereunder unless Licensor provides Licensee with prompt written notice (in any event within thirty (30) days of receipt by Licensor or Pannullo of written notice of the assertion of such a Claim) and an opportunity to contest or defend such a Claim.

     10.6 Pannullo shall be jointly and severally responsible for any indemnification obligations of Licensor hereunder.

11.      EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES.

     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

12.     BREACH, TERMINATION

     12.1. Notice of Breach, Cure Period.

     In the event of a breach of any warranty, covenant, or other provision of this Agreement or of the note, the following notice and cure procedures shall apply:

          12.1.1 The Party not in breach ("Nonbreaching Party") shall give the Party in breach (the "Breaching Party") notice describing the breach and stating the time, as provided below, within which the breach must be cured.

          12.1.2 If the breach is a non-monetary obligation of the Breaching Party, then the Breaching Party shall have thirty (30) days to cure the breach after written notice of such breach by the Nonbreaching Party.

          12.1.3 If the breach is a monetary obligation of the Breaching Party, then the Breaching Party shall have ten (10) days to cure the breach after written notice of such breach by the Nonbreaching Party.

          12.1.4 The Breaching Party will be deemed to have cured any breach of a non-monetary obligation if within the cure period it takes steps reasonably adequate to alleviate any damage to the Nonbreaching Party resulting from the breach and to prevent a similar future breach.

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13.      TERMINATION OF LICENSE RIGHTS

     13.1 Termination by Mutual Consent.

          The Parties may terminate the License by mutual consent upon such terms as they may agree in writing.

     13.2 Unilateral Termination by Licensee.

          Licensee may unilaterally terminate the License at any time, effective immediately upon notice to Licensor in accordance herewith, without prejudice to any monetary obligations of Licensee under the Note or Licensor's and Pannullo's or Licensee's indemnification obligations hereunder which obligations shall continue until paid in full.

     13.3. Termination for Breach.

          If a breach has not been cured at the end of its cure period if any, then the License shall terminate immediately upon expiration of that cure period without the need for further action on the part of the Nonbreaching Party.

     13.4 Other Terminations.

          The License shall terminate automatically, to the extent permitted by applicable law in the jurisdiction or jurisdictions in question (e.g., bankruptcy law), upon the occurrence of any of the following events:

           (a) If Licensee files a petition in bankruptcy (or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty days after the effective filing date thereof); or is or becomes insolvent; or admits of a general inability to pay its debts as they become due; then the License shall immediately terminate upon written notice to Licensee to that effect.

           (b) Either Party may terminate the License immediately upon the discovery by that Party of any Material false statement or other Material misrepresentation made or submitted to that Party by the other Party in this Agreement.


14.      POST-TERMINATION PROCEDURES

        Upon termination or expiration for any reason of the License:

     14.1 The Parties shall comply with their respective post-termination obligations, if any, as set forth herein.

     14.2 Except as may be expressly provided otherwise herein, within ten business days after the effective date of termination or expiration of the License, each Party shall pay the other Party any amounts that as of that effective date were due and owing thereto pursuant to this Agreement.
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     14.3      Licensee shall surrender to Licensor (or, at Licensee's option with Licensor's consent, destroy and provide Licensor with a certificate signed by an executive officer of Licensee attesting to the destruction of) all copies of the Licensed Products remaining in the possession of Licensee or any Person acquiring any such copy through Licensee.


15.     INDEMNITY AND DEFENSE ADMINISTRATIVE PROVISIONS

     15.1     Applicability of this Section.

          The provisions of this Section 15 shall govern all defenses against Claims, indemnities against Losses or Expenses, and claims to entitlement to defense or indemnity.

     15.2      Defense Procedure.

          Each Protected Party seeking to be defended against a Claim under this Agreement shall notify the Defending Party within thirty (30) days of the assertion of any Claim(s) or discovery of any fact upon which the Protected Party intends to base a claim for Defense and/or indemnification under this Agreement. The Protected Party's failure to so notify a Defending Party will relieve the Defending Party from any liability under this Agreement to the Protected Party with respect to defense or indemnity with respect to such Claim(s).

     15.3      Participation in and Control of Defense.

          If a Defending Party defends a Protected Party in a lawsuit, arbitration, negotiation, or other proceeding ("dispute") concerning a Claim pursuant to this Agreement, the Protected Party will have the right to engage separate counsel, at the Defending Party's expense, to monitor and advise the Protected Party about the status and progress of the defense.

                    15.3.1. With respect to any issue involved in such dispute as to which the Defending Party has acknowledged the obligation to indemnify the Protected Party, the Defending Party will have the sole right to control the Defense of (and or to settle or otherwise dispose of) the dispute on such terms as the Defending Party in its judgment deems appropriate.

               15.3.2 To be entitled to sole control of the Defense, upon request by the Protected Party the Defending Party shall demonstrate to the reasonable satisfaction of the Protected Party the Defending Party's financial ability to carry out its defense obligations (and its indemnity obligations if any).

     15.4      Offset of Indemnity Amounts.

          In any event requiring indemnity of one Party by another hereunder, the Indemnitee may offset, against any payments subsequently due to the Indemnitor from the Indemnitee, any amount remaining unpaid under the indemnity unless otherwise provided in this Agreement.
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     15.5      No Defense or Indemnity for Own Negligence or Misconduct.

          Except as may be expressly provided otherwise in this Agreement, no Party will be required to defend or indemnify any other Party with respect to Losses or Expenses finally adjudged to have been caused by the putative Indemnitee's own negligence, gross negligence, or willful misconduct.

     15.6      Advancement of Defense Expenses to Protected Party.

          Reasonable expenses incurred by a Protected Party who is or is threatened to be made a named defendant or respondent in a dispute may be paid or reimbursed by the Defending Party, in advance of the final disposition of the proceeding, after the Defending Party receives a written undertaking by or on behalf of the Protected Party to repay the amount paid or reimbursed, if and to the extent it is ultimately determined that the Protected Party was not entitled to be defended hereunder.

16.     LICENSOR AND LICENSEE CROSS-INDEMNITIES

        16.1 Licensee will defend Licensor and Pannullo against any and all Claims, and indemnify and hold Licensor harmless against any and all Losses or Expenses, subject to the exclusion of consequential damages herein, arising from or otherwise in respect of:

            (a) any Material inaccuracy in any representation, and any Material breach of any warranty or covenant, of Licensee contained in this Agreement or in any certificate, document, or instrument delivered to Licensor by Licensee pursuant to this Agreement; and

               (b) any exercise of rights granted pursuant to the License (other than as to matters for which Licensor is expressly made responsible hereunder), and any other use of the Licensed Products, by Licensee or any other Person authorized by Licensee.

        16.2 Licensor and Pannullo will jointly and severally defend Licensee against any and all Claims, and hold Licensee harmless against any and all Losses or Expenses, subject to the limitations of warranties, remedies, and liability herein, arising from or otherwise in respect of:

          (a) any Material inaccuracy in any representation, and any Material breach of any warranty or covenant, of Licensor contained in this Agreement or in any certificate, document, or instrument delivered to Licensee by Licensor pursuant to this Agreement; and

          (b) the operation of Licensor's business relating to the Licensed Products both before and after the date of this Agreement.

17.      RIGHTS IN INVENTIONS AND WORKS

       17.1     Definitions. As used in this Agreement:

               (a) "Conceived" and "Conception," as to an Invention, are used in the same sense as in the patent laws of the United States, and generally speaking refer to the formation of a complete mental picture of the Invention, requiring only routine work by a hypothetical person of ordinary skill in the art to which the Invention pertains to reduce the Invention to practice.

          (b) "Invention" means any invention, discovery, process, art, method (including mathematical algorithms), machine, manufacture, composition of matter, or improvement thereof, whether or not patentable, to the extent that it is the subject of an Intellectual Property Right.

               (c)      "Work of Authorship" means:

                           (1) a work of authorship protectable under the
copyright laws of an applicable jurisdiction, or

                           (2) a mask work protectable under the semiconductor
chip protection laws of an applicable jurisdiction.

      17.2     Ownership of Inventions and Works of Authorship.

          The ownership of any Inventions or Works of Authorship relating to the Licensed Products that may be made by Licensee personnel will be owned entirely by Licensee.

      17.3     License of Inventions and Works of Authorship by Licensee to
Licensor.

          During the Term, Licensee shall disclose all Derivative Works developed during the Term ("Term Works") to Licensor and, upon Licensor's request, shall provide copies of Source Code for Term Works to Licensee. Licensee hereby grants Licensor a perpetual world-wide royalty free license to use and sublicense all Term Works, provided that during the four years immediately following the Effective Date Licensor shall have no right to use or sublicense the Term Works in Licensee's Field of Use and further provided that the license granted shall be exclusive to Licensor in Licensor's Field of Use.

18.     [Intentionally omitted.]

19.     GENERAL

     19.1      Assignment

          (a) No Party may assign any right under this Agreement, without the prior written consent of the other Party, and any purported assignment will be null and void and a breach of this Agreement. Notwithstanding the foregoing, either Party may assign its rights and/or obligations hereunder:
(i) to any subsidiary, parent company or affiliate of that Party; (ii) pursuant to any sale or transfer or substantially all the business of that

Party; or (iii) pursuant to any consolidation, merger or reorganization of that Party; provided, however, that the acquiring Person must agree in writing to comply with the assigning Party's obligations under, and to be bound by, this Agreement.

          (b) In the event that Licensee: (i) transfers its rights and obligation under this Agreement pursuant to any sale or transfer of substantially all of Licensee's Business to a third Person (that is not an Affiliate) or a merger between Licensee and a third Person (that is not an Affiliate) in which the shareholders of such third Party immediately prior to the merger own more than fifty percent (50 percent) of the merged company, and
(ii) Sam Tawfik and/or his affiliates and family members receive at least $100,000,000 in cash or publicly held securities as a result of such transaction, Licensee shall deliver a fee of $2,000,000.00 (the "Licensee Transfer Fee") to Licensor upon the consummation of such transfer.

     19.2      Entire Agreement.

     This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the Parties with reference thereto will be of any force or effect.

     19.3      Survival of Representations and Warranties.

     The representations and warranties made herein shall survive the execution of this Agreement and the termination of the License except as may be expressly indicated otherwise.

     19.4      Independent Parties.

     Except as may be expressly and unambiguously provided in this Agreement, no partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship. Except to the extent expressly provided in this Agreement, neither Party has, and neither Party shall attempt to assert, the authority to make commitments for or to bind the other Party to any obligation.

     19.5      Effect of Partial Invalidity.

     If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body
of competent jurisdiction, then:   (a) the validity and enforceability of all
provisions of this Agreement not  ruled to be invalid or unenforceable will be
unaffected;   (b) the effect of the ruling will be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable will be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the Parties' intent as manifested herein; and (d) if the ruling, and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement will be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     19.6      Notices.

     Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, or (ii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt addressed as follows:

     If to the Licensor, addressed to:

               Godot Soft, L.L.C.
               378 Schuyler Avenue
               Kearny, New Jersey 07032
               Attn:  Joseph Pannullo
               Telecopier:  (201) 997-2009

     With a copy to:

               Lowenstein, Sandler, Kohl, Fisher & Boylan
               85 Livingston Avenue
               Roseland, NJ 07068-1791
               Telecopier:  (201) 992-5820
               Attention: Richard Sandler, Esq.

     If to the Licensee:

               PhoneTime, Inc.
               30-50 Whitestone Expressway
               Flushing, New York 11354
               Attention:     Chief Executive Officer
                         w/copy to Chief Financial Officer
               Telecopier:  (718) 939-9998

     With a copy to:

               Swidler & Berlin Chartered
               3000 K Street, N.W.
               Washington, D.C.  20007-5516
               Telecopier:  (202) 424-7643
               Attention:  John J. Klusaritz, Esq.

or such other address as may be given from time to time under the terms of this notice provision.

     19.7      Remedies.

     Except as otherwise provided herein or in this Agreement, the remedies set forth herein or in this Agreement are not exclusive, and either Party will be entitled alternatively or cumulatively to damages for breach of this Agreement or to any other remedy available under applicable law
 .
     19.8      Choice of Law.

     This Agreement will be interpreted and enforced in accordance with the law of the State of New York, without reference to such state's choice of law principles.

        19.9      Attorneys' Fees.

     If litigation or other action is commenced between the Parties concerning any dispute arising out of or relating to this Agreement, the prevailing Party in any contested ancillary proceeding relating to the action (e.g., motions to transfer, to compel discovery, etc.) and the prevailing Party in the action itself will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the ancillary proceeding or action, including without limitation reasonable attorney's fees and expenses.

     19.10      No Waiver.

     The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way attest the right of such Party to require performance of that provision. Any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

     19.11      Binding on Successors.

     This Agreement will be binding upon and inure to the benefit of the Parties and their successors and assigns permitted by this Agreement.

     19.12      Section Headings.

     The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19.13      Representation of Counsel; Mutual Negotiation.

     Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its
terms without favor to any Party.

     19.14      Counterparts.

     This Agreement may be executed in multiple counterparts, each of which so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     19.15     Confidentiality

     Licensee acknowledges that the Licensed Products constitute commercially valuable, proprietary, confidential assets of Licensor, the design and development of which reflect a considerable effort on the part of skilled development professionals and the investment of considerable time and money. Licensee further acknowledges that the Licensed Products contain substantial trade secrets of Licensor that are being entrusted to Licensee for use only as expressly authorized under this Agreement.

     Licensee shall devote its commercially reasonable efforts, consistent with the practices and procedures under which it protects its own most valuable proprietary information, to protect the Licensed Products against any unauthorized or unlawful use, disclosure, dissemination or copying. Licensee shall not at any time disclose or disseminate the Licensed Products (including any extract, copy, adaptation or transcription thereof, or the trade secrets embodied therein) in whole or in part, to any person who: (I) does not have a need to know and obtain access thereto in order to give effect to the rights granted to Licensee under this Agreement, and (ii) is not legally bound to maintain the proprietary and confidential nature of such materials. Licensee shall maintain a complete, current and accurate record of the number and locations of all copies of the Licensed Products (including all extracts, adaptations and transcriptions thereof)

     Notwithstanding the foregoing, Licensee shall have no obligations with respect to any information in or about the Licensed Products which: (I) is or becomes publicly known through no wrongful act of Licensee; or (ii) is independently developed or acquired by Licensee from another source having the right to disclose, sell or acquire the information; or (iii) is required by law to be disclosed.

     19.16     Right of First Refusal

     Licensee acknowledges that Licensor or an affiliate of Licensor has entered into a contract to construct and deliver an online rating and billing system in Russia. Licensee shall have a right of first refusal with respect to the development and maintenance portion of the contract to provide the system. Licensee shall have fifteen (15) days from the date of receipt of written notice of the proposed terms and conditions of the proposed contract to: (i) accept the terms; (ii) agree to negotiate in good faith with respect to the terms; or (iii) decline to participate. If Licensee fails to notify Licensor in writing of its election pursuant to clause (i) or (ii) of the preceding sentence within thirty days of its receipt of written notice, it shall be deemed to have declined to participate.

                          [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.


                              LICENSOR:


                              Godot Soft, LLC


                              By: /s/ Joseph Pannullo
                                 -------------------------
                              Name: Joseph Pannullo
                              Its:  President

                              PANNULLO:


                              /s/ Joseph Pannullo
                              -----------------------
                                  Joseph Pannullo

                              LICENSEE:


                              PhoneTime, Inc.

                              By:/s/ Sam Tawfik
                                 ----------------------
                              Name:  Sam Tawfik
                              Its:   CEO and Chairman